IDEANOMICS, INC. INCENTIVE COMPENSATION CLAWBACK POLICY 1. Overview. Ideanomics, Inc. (the “Company”) has adopted this Incentive Compensation Clawback Policy (the “Policy”) in order to help ensure that incentive compensation is paid or awarded based on accurate financial results and the correct calculation of performance against incentive targets. This policy is in addition to, and enforced in conjunction with, any clawback provisions otherwise in effect in, e.g., the employment agreements of Covered Employees (as defined below). 2. Board of Directors. Disinterested members of the Board of Directors of the Company (the “Board”) shall have full authority to interpret and enforce the Policy in accordance with its business judgment. 3. Covered Executives. The Policy applies to all current and former officers (as that term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended,) of the Company and any other current and former employee of the Company or its subsidiaries designated by the Board from time to time by notice to the employee (collectively, the “Covered Employees”). 4. Incentive Compensation. For purposes of the Policy, “incentive compensation” means annual performance bonuses and long-term incentive awards (in each case, including cash, stock options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other equity-based awards) paid, granted, vested, settled, or accrued. 5. Restatement of Financial Results; Calculation of Overpayment. If the Board determines, in its discretion, that incentive compensation of a Covered Employee was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments and the Covered Employee was involved in wrongful conduct leading to the restatement, the Board will review the incentive compensation paid, granted, vested, settled, or accrued based on the prior inaccurate results. To the extent practicable, and as permitted by and consistent with applicable law, after the Board has considered the costs and benefits of doing so, the Board will determine, in its discretion, whether to seek to recover or cancel the difference, on a pre-tax basis, between (i) any incentive or compensation paid, granted, vested, settled or accrued based on the belief that the Company or the segment had met or exceeded performance targets that would not have been met had the financial information been accurate, and (ii) the incentive compensation in which the Covered Employee would have been paid or awarded based on accurate financial information or restated results, as applicable (an “Overpayment”). The Board may only seek to recover or cancel an Overpayment if the restatement of the reported financial results shall have occurred within 24 months after the publication of the audited financial statements that have been restated. In making the determination referred to in the preceding paragraph, the Board shall take into account such factors as it deems appropriate. The Board shall have sole discretion in determining whether an officer's conduct has or has not met any particular standard of conduct under law or Company policy or agreement. DocuSign Envelope ID: E21D1A85-1410-4F28-A6AB-334D53508688

6. Forms of Recovery. If the Board determines to seek recovery for the Overpayment, the Company shall have the right to demand that the Covered Employee pay the Company for, or forfeit, any Overpayment paid or awarded as a result of a misstatement triggering a restatement of the reported financial results of the Company or an of its segments. The Board may also determine to reduce, cancel or cause the forfeiture of any incentive compensation otherwise due to recover the Overpayment, provided that any reduction, cancellation or forfeiture of any incentive compensation shall be done in compliance with Section 409A of the Internal Revenue Code of 1986, as amended,. To the extent the Covered Employee refuses to pay the Company an amount equal to the Overpayment, the Company shall have the right to sue for repayment and/or enforce the Covered Employee’s obligation to make payment through the reduction or cancellation of outstanding and future incentive compensation. Without limiting the Company’s rights, to the extent any shares have been issued under vested awards or such shares have been sold by the Covered Employee, the Company shall have the right to cancel any other outstanding equity-based awards with a value equivalent to the Overpayment, as determined by the Board. 7. Board Determination Final. Any determination by the Board with respect to the Policy shall be final, conclusive, and binding on all interested parties. 8. Effectiveness. The Policy shall apply to all incentive compensation paid or awarded on or after the adoption of this Policy. 9. Amendment. The Policy may be amended by the Board from time to time, and any provision thereof may be waived by the Board. 10. Non-Exclusivity. Nothing in the Policy shall be viewed as limiting the rights of the Company, or the Board to pursue recoupment under or as required by the Company’s plans, awards and employment agreements or the applicable provisions of any law, rule or regulation (including, without limitation, Section 10D of Securities Exchange Act of 1934, as amended, or Section 304 of the Sarbanes-Oxley Act of 2002), or stock exchange listing requirement (and any future policy adopted by the Company pursuant to any such law, rule, regulation or requirement). DocuSign Envelope ID: E21D1A85-1410-4F28-A6AB-334D53508688